EXHIBIT NO. 99.12(b)

[ON ROPES & GRAY LLP LETTERHEAD]

August 27, 2013

MFS Total Return Series

MFS Variable Insurance Trust

c/o Massachusetts Financial Investment Company

111 Huntington Avenue

Boston, MA 02199

MFS Total Return Portfolio

MFS Variable Insurance Trust II

c/o Massachusetts Financial Investment Company

111 Huntington Avenue

Boston, MA 02199

Ladies and Gentlemen:

We hereby consent to the filing as an exhibit to Post Effective Amendment No. 1 to your Registration Statement on Form N-14 (File No. 333-188271) of our opinion dated August 16, 2013 addressed to MFS Variable Insurance Trust on behalf of MFS Total Return Series and MFS Variable Insurance Trust II on behalf of MFS Total Return Portfolio, as to certain tax matters related to the reorganization of MFS Total Return Portfolio, a series of MFS Variable Insurance Trust II, into MFS Total Return Series, a series of MFS Variable Insurance Trust.

Very truly yours,

/s/ ROPES & GRAY LLP
Ropes & Gray LLP